                                                                     Exhibit 8.2

                            [Form of Tax Opinion of
                Skadden, Arps, Slate, Meagher & Flom (Illinois)]

                                                           , 1996

Board of Directors
First Mississippi Corporation
700 North Street
Jackson, Mississippi 39215-1249
   Re: Distribution of [First Chemco, Inc.] and Merger of a wholly-owned subsidiary of Mississippi Chemical Corporation with and into First Mississippi Corporation

Gentlemen:

   We have acted as Special Counsel to First Mississippi Corporation, a Mississippi corporation ("First Mississippi"), in connection with the following contemplated transactions: (i) the complete liquidation of FirstMiss Fertilizer, Inc. ("FirstMiss Fertilizer"), a Mississippi corporation and a wholly-owned subsidiary of First Mississippi, through a statutory merger of FirstMiss Fertilizer with and into First Mississippi (the "Liquidation"); (ii) the transfer, assignment and conveyance of various assets by First Mississippi to [First ChemCo, Inc.] ("New First Mississippi"), a Mississippi corporation and a wholly-owned subsidiary of First Mississippi (the "Transfers"), pursuant to
Article IV of the Agreement and Plan of Distribution between First Mississippi and New First Mississippi, dated as of __________, 1996 (the "Distribution Agreement"); (iii) the distribution of all the outstanding shares of stock of New First Mississippi to the holders of shares of stock of First Mississippi on a pro rata basis pursuant to the Distribution Agreement (the "Distribution") and
(iv) the merger (the "Merger") of MISS SUB, INC. ("Miss Sub"), a Mississippi corporation and a wholly-owned subsidiary of Mississippi Chemical Corporation, a Mississippi corporation ("Mississippi Chemical"), with and into First Mississippi pursuant to that certain Agreement and Plan of Merger and Reorganization among Mississippi Chemical, Miss Sub and First Mississippi, dated August 27, 1996 (the "Merger Agreement").

   All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Proxy Statement/Prospectus, including Annex E thereto, prepared in connection with the transactions contemplated by the Merger Agreement and the Distribution Agreement (the "Proxy Statement/Prospectus").

   In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Distribution Agreement and the Proxy Statement/Prospectus and have relied upon the accuracy and completeness of the statements, representations and covenants contained therein. In addition, we have relied upon certain representations made by officers and employees of First Mississippi, New First Mississippi and Mississippi Chemical, including those contained in the certificates of certain officers of First Mississippi, New First Mississippi and Mississippi Chemical dated as of __________, 1996. Where such representations are made to the best knowledge and belief of the person making such representations, we have assumed the facts to be as so represented. Our opinion is conditioned on the initial and continuing accuracy of the statements, representations and covenants referred to above and we have not independently verified the accuracy or completeness of such statements, representations and covenants.

   In our examination of the documents referred to above and other documents we have deemed necessary or appropriate to review as a basis for our opinion, we have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that the Liquidation, Transfers, Spin-off and Merger will be consummated in accordance with the Merger Agreement, the Distribution Agreement and as described in the Proxy Statement/Prospectus.

   In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusion.

   Based upon and subject to the foregoing, we are of the opinion that under current law for U.S. Federal income tax purposes, (i) the Liquidation and Transfers will qualify as one or more tax-free transactions under Sections 332, 351 or 368(a)(l)(D) of the Code, (ii) the Spin-off will qualify as a tax-free distribution under Section 355 of the Code, and (iii) the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

   Accordingly, based upon the foregoing opinions:

      1. A First Mississippi shareholder will not recognize any income, gain or loss as a result of the Distribution (except in connection with cash received in lieu of fractional share interests in New First Mississippi Common Stock). A First Mississippi shareholder who receives cash in lieu of fractional shares of New First Mississippi Common Stock will be treated as if such fractional shares had been received by the shareholder as part of the Distribution and then sold by such shareholder. Accordingly, such shareholder will recognize gain or loss equal to the difference between the cash so received and the portion of the tax basis in the New First Mississippi Common Stock that is allocable to such fractional shares. Such gain or loss will be capital gain or loss, provided that such fractional shares would have been held by such shareholder as a capital asset at the time of the Distribution.

      2. Following the Distribution, a First Mississippi shareholder will apportion his or her tax basis for his or her shares of First Mississippi Common Stock prior to the Distribution between such First Mississippi Common Stock and the New First Mississippi Common Stock received (or in the case of fractional shares, deemed received) in the Distribution in proportion to the relative fair market values of such First Mississippi Common Stock and New First Mississippi Common Stock on the Distribution Date.

      3. A First Mississippi shareholder's holding period for the New First Mississippi Common Stock received in the Distribution will include the period during which such shareholder held his or her First Mississippi Common Stock with respect to which the New First Mississippi Common Stock was received, provided that First Mississippi Common Stock is held as a capital asset by such shareholder at the time of the Distribution.

      4. No gain or loss will be recognized by First Mississippi as a result of the Transfers or the Distribution (other than income, if any, recognized by First Mississippi or its subsidiaries in connection with excess loss accounts under Treasury Regulation (S) 1.1502-19).

      5. No gain or loss will be recognized by First Mississippi shareholders whose shares of First Mississippi Common Stock are exchanged solely for Mississippi Chemical Common Stock pursuant to the Merger (except in connection with cash received in lieu of fractional share interests in Mississippi Chemical Common Stock). A First Mississippi shareholder who receives cash in lieu of fractional shares of Mississippi Chemical Common Stock will be treated as if such fractional shares had been received by the shareholder as part of the Merger and then sold by such shareholder. Accordingly, such shareholder will recognize gain or loss equal to the difference between the cash so received and the portion of the tax basis in First Mississippi Common Stock (as determined immediately following the Distribution) that is allocable to such fractional shares. Such gain or loss will be capital gain or loss, provided that such fractional shares would have been held by such shareholder as a capital asset at the Effective Time.

      6. The aggregate tax basis of the Mississippi Chemical Common Stock received (or, in the case of fractional shares, deemed received) by First Mississippi shareholders who exchange their First Mississippi Common Stock solely for Mississippi Chemical Common Stock in the Merger will be the same as the aggregate tax basis of the First Mississippi Common Stock (as determined immediately following the Distribution) surrendered in exchange therefor.

      7. The holding period for the shares of Mississippi Chemical Common Stock received in the Merger will include the period during which the shares of the First Mississippi Common Stock surrendered in exchange therefor were held, provided that such shares of First Mississippi Common Stock were held as capital assets at the Effective Time.

      8. No gain or loss will be recognized by First Mississippi, Miss Sub or Mississippi Chemical as a result of the Merger (other than income, if any, recognized by First Mississippi or its subsidiaries in connection with excess loss accounts under Treasury Regulation (S) 1.1502-19).

   Except as set forth above, we express no opinion as to the tax consequences, whether Federal, state, local or foreign, of the Liquidation, Transfers, Distribution and Merger or of any transactions related thereto. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our written permission. We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and to the use of our name in the Proxy Statement/Prospectus under the heading "Certain Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.


                                  Very truly yours,